Exhibit 99.1

White Electronic Designs Pursues Growth Opportunities
Friday, September 27, 2002

PHOENIX -(Dow Jones)- White Electronic Designs Corp. (NasdaqNM:WEDC — News) is building upon its recent success through diversification, with sales of tamper-resistant technology that has military applications and the possible expansion of product lines through acquisition.

In fact, Chief Executive Hamid Shokrgozar estimates that the tamper-resistant packaging the company is selling to defense contractors, which is used to safeguard technology in “smart” weapons, has the potential to eclipse White Electronic’s entire military division’s current annual sales of roughly $34 million.

The possibility of war with Iraq and increased military spending bode well for the technology’s near-term sales growth, and for sales of other products to defense contractors.

Weathering The Telecom Bust

White’s expansion of its display business, for both military and commercial uses, helped it weather the recent downturn in the telecommunications industry. White had soared on the strength of its sales of semiconductor products to the telecommunications industry, but Shokrgozar said it was clear by January 2001 that the company couldn’t count on those sales sustaining profitability and cash flow.

“If we would have focused on just telecommunications, most likely we wouldn’t be around anymore,” Shokrgozar said in an interview at the company’s Phoenix headquarters. “Diversification is key.”

So White Electronic then purchased Panelview Inc., a Portland, Ore., company with expertise in enhancing flat-panel, liquid-crystal displays.

White Electronic Designs was the result of the 1998 merger of the former Bowmar Instrument Corp. and Electronic Designs Inc.

White Microelectronics had been the name of Bowmar’s largest division, which designed and manufactured memory components, chiefly ones used by the military. Electronic Designs Inc. was focused on the commercial market. The commercial end of White’s microelectronic business remains today in Westborough, Mass., where EDI was based.

EDI also had a division that made displays, which are devices that show images on a screen. It was that flat-panel display business, enhanced by the Panelview acquisition, that Shokrgozar turned to for growth to get through the recent lean times.

“We did not remain status quo” when telecommunications slumped, he said. “We saw the opportunity for display (business), and we invested in it.”

He expects to continue relying on the display business, estimated to account for 45% of revenue in fiscal 2002, from 24% in fiscal 2001.

White Electronic also sells defense contractors packages of microprocessor and memory chips, as well as outfitting military aircraft with the latest in display technology.

But it is the company’s tamper-resistant technology for military applications that Shokrgozar believes may become the company’s most promising growth driver.

The packaging prevents a country’s enemies, for example, from figuring out the guidance technology inside a missile that lands intact near a target rather than blowing up.

“This is a major area for us,” Shokrgozar said. “We are the leader in this.”

Eye On Acquisitions

Additional diversification through acquisitions of companies that have complementary technology is also a possibility.

“We’re always actively looking into further diversification,” Shokrgozar said. “Our focus is being able to keep the company profitable and meeting (earnings) expectations...What I’m after is to run a profitable business.”

Shokrgozar said he remains confident the company will meet the mean estimate of analysts polled by Thomson First Call of 9 cents a share for the fiscal fourth quarter ending in September. The estimate was raised from 8 cents a share in July, when Shokrgozar last publicly expressed such confidence.

He said he’s also comfortable with analysts’ estimates of 2003 earnings per share of 37 cents to 38 cents.

The company’s success amid the market gloom hasn’t been lost on Wall Street. The stock rose from just over $3 a year ago to hit a 52-week high of $8.85 on Sept. 11. It traded Friday for $7.51.

It was the company’s 12-month stock return, along with its three-year cash- flow growth, that were the main reasons White Electronic was ranked the eighth fastest-growing technology company in the country by Business 2.0 Magazine in its October edition.

“We were profitable quarter in and quarter out; I think that’s why people noticed us,” Shokrgozar said. “During the telecom bubble, our stock went up to $ 18. People panicked when data communications (business) went down. (When) we still showed profitability, the institutions started calling.”

-By Anne Brady, Dow Jones Newswires; 602-258-2003; anne.brady@dowjones.com